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[WEATHERFORD LOGO]

                                                                   PRESS RELEASE

              WEATHERFORD INTERNATIONAL PROVIDES EARNINGS GUIDANCE

HOUSTON, January 17, 2003 - - Weatherford International Ltd. (NYSE: WFT) today announced it expects fourth quarter results will be lower than current First Call consensus earnings estimates. The quarter's results reflect lower activity in several important markets, including the North Sea and Venezuela.

The Company will announce fourth quarter results on Tuesday, February 4, 2003. Although financial results have not been finalized for the fourth quarter, revenues for the quarter are anticipated to be approximately $580 million and the Company expects earnings per share on a diluted basis to be approximately $0.24-$0.26.

Currently, the Company expects to report sequentially improved revenues and earnings for the first quarter of 2003.

As previously announced, Weatherford's year-end earnings conference call is scheduled for February 4, 2003 at 9:30 a.m. eastern, 8:30 a.m. central. To access the call please contact the conference call operator at 630-395-0021 approximately 10 minutes prior to the scheduled start time, and ask for the Weatherford Conference Call. A replay will be available until 5:00 p.m. central, February 11, 2003. The number for the replay is 402-220-5353.

An enhanced webcast of the conference call and replay will be provided by CCBN and will be available through Weatherford's web site at http://www.weatherford.com. To access the conference call and replay, click on the Investor Relations Link under Corporate and then click on the Enhanced Audio Webcast link. (The webcast requires Microsoft(R) Windows Media Player. If you experience problems listening to the broadcast, send an email to streetevents@streetevents.com.)

Weatherford is one of the largest global providers of innovative mechanical solutions, technology and services for the drilling and production sectors of the oil and gas industry. Weatherford operates in over 100 countries and employs approximately 15,000 people worldwide.


                                      # # #


Contact: Lisa Rodriguez    (713) 693-4746
         Don Galletly      (713) 693-4148


This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, Weatherford's prospects for its operations and the successful integration of the plan of restructuring, all of which are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in Weatherford International Ltd.'s and Weatherford International, Inc.'s reports and registration statements filed with the SEC, include the impact of oil and natural gas prices and worldwide economic conditions on drilling activity, the demand for and pricing of Weatherford's products and services, domestic and international economic and regulatory conditions and changes in tax and other laws affecting our business. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated.